Exhibit 99.1

Sherrese Smith Joins Cable One Board of Directors

August 5, 2020 - Phoenix, AZ -- (BUSINESS WIRE) -- Cable One, Inc. (NYSE: CABO) (the “Company” or “Cable One”) today announced the election of Sherrese M. Smith to the Company’s Board of Directors, which was effective August 4, 2020. Her election increases the size of Cable One’s Board to 11 members.

Smith is a corporate partner at Paul Hastings LLP. She is a member of the firm’s media, technology and telecommunications practice and currently serves as Vice-Chair of the firm’s data privacy and cybersecurity practice.  Smith is also an Adjunct Professor at The George Washington University. Prior to joining Paul Hastings, Smith served as Chief Counsel to Chairman Julius Genachowski at the Federal Communications Commission, before which she was Vice President and General Counsel of Washington Post Digital. Smith holds a bachelor’s degree in Business Administration from the University of South Carolina and a Juris Doctor from the Northwestern University Pritzker School of Law.

“Sherrese is an experienced and highly regarded attorney who has extensively handled complex transactional and regulatory issues in areas impacting our industry, including media, communications, data privacy and technology,” said Julie Laulis, President and CEO of Cable One. “We are very pleased to welcome her to our Board and look forward to benefiting from her insight and acumen as we continue to execute our strategy, drive growth and build long-term shareholder value.”

Smith will serve on the Nominating and Governance Committee of the Board.

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About Cable One

Cable One, Inc. (NYSE: CABO) is a leading broadband communications provider serving more than 900,000 residential and business customers in 21 states through its Sparklight® and Clearwave™ brands. Sparklight provides consumers with a wide array of connectivity and entertainment services, including high-speed internet and advanced Wi-Fi solutions, cable television and phone service. Sparklight Business and Clearwave provide scalable and cost-effective products for businesses ranging in size from small to mid-market, in addition to enterprise, wholesale and carrier customers.

CONTACTS:
Trish Niemann
Senior Director, Corporate Communications
602.364.6372
patricia.niemann@cableone.biz

Steven Cochran

CFO

investor_relations@cableone.biz